Exhibit 23.2

Consent of Valuation Specialist

February 21, 2011

The Board of Directors

NewLink Genetics Corporation:

We consent to the reference to our firm under the heading “Experts” in the prospectus and to the use of our valuations of common stock as discussed in the Critical Accounting Policies and Significant Judgments and Estimates, Stock-Based Compensation, Common Stock Fair Value, Common Stock Valuations section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The Mentor Group, Inc.
/s/ The Mentor Group, Inc.